Exhibit 99.1

TELECOMM SALES NETWORK, INC. ANNOUNCES A VOLUNTARY RECALL OF ENVIROSYSTEMS, INC.’S ECOTRU® PRODUCTS AND ADDITION OF TWO EXECUTIVES TO ENVIROSYSTEMS’ MANAGEMENT TEAM

For Release: Immediate

CHARLOTTE, NC (February 7, 2006) Telecomm Sales Network, Inc. (OTCBB: TNSW), announced today that, in response to recent communications with the U.S. Environmental Protection Agency (EPA) that EnviroSystems, Inc., its indirect wholly owned subsidiary has decided voluntarily to suspend sales, marketing and distribution of its EcoTru® disinfectant products and has initiated a retrieval program to recover existing stocks of EcoTru® that have been distributed since January 2005 and remain in customer inventories.

EnviroSystems initiated independent testing to respond to EPA concerns that are based upon the results of a nation-wide product testing program being conducted by EPA on all disinfectant products. EnviroSystems’ new tests are expected to provide results in the next few weeks. The EPA established its nation-wide antimicrobial products efficacy program more than a decade ago in response to issues raised by a study issued by the Government Accounting Office that the EPA lacked assurance that antimicrobial products registered by the EPA were efficacious. Accordingly, the Company believes the EPA has committed itself to re-examining all antimicrobial products that are registered with the EPA to control pathogenic organisms at specified levels in accordance with strict standards for performance established by the U.S. government concerning the reduction of microorganisms on tested surfaces. The EPA, through use of its own testing laboratory and certain state-run labs, has completed testing of sterilant products and currently is testing approximately 800 EPA-registered hospital-level disinfectants and 150 tuberculocides.

EnviroSystems has assembled a robust data set which supports the current labeling and marketing claims for the EcoTru® products. New President and Chief Executive Officer J. Lloyd Breedlove commented, "We are confident that the new data we intend to generate will be consistent with the numerous studies the Company has generated over the years and which previously have been submitted to EPA in support of our claims. We believe that our new quality assurance program will lead to the avoidance of future product integrity issues."

In addition, Mr. Breedlove announced several wide ranging initiatives, including the immediate addition of two executives, Dr. Paul S. Malchesky and Mr. Jeff Savino, to the EnviroSystems’ management team, negotiations with a new manufacturing partner, and initiation of a sweeping Quality Assurance program. Mr. Breedlove commented,“The issues raised by the EPA inquiry merely serve to focus us on our quality emphasis, and while the inquiry does not come at an ideal time, I am pleased with the planned changes and growth we are fostering at EnviroSystems.” Mr. Breedlove went on to add, “Because of EnviroSystems’ limited operating history, it has much to do to realize its full potential, but we have begun to rapidly address those needs. The addition of two very experienced professionals is one of the first steps.”

Paul S. Malchesky, D. Eng. has joined EnviroSystems and assumed the role of Chief Science Officer. Dr. Malchesky is a former Vice President of Operations and Discovery and Development for NanoScale Materials, Inc. in Manhattan, KS. Previously, he served as Vice President of Investigational Research at STERIS Corporation, Mentor, OH, and Staff Member at the Cleveland Clinic Foundation in Artificial Organs in Cleveland, OH. As an academician, Dr. Malchesky is Associate Professor of Surgery, Baylor College of Medicine, Houston, Texas, Adjunct Staff in Biomedical Engineering, Cleveland Clinic Foundation, and Adjunct Professor in Chemical Engineering at Kansas State University. He is also President of the International Center for Artificial Organs and Transplantation (ICAOT). Dr. Malchesky is also the Editor-in-Chief of Artificial Organs and Managing Editor of Therapeutic Apheresis and Dialysis. He holds a Doctorate in Engineering from Cleveland State University, M.S. degrees in Chemistry from Case Western Reserve University and in Chemical Engineering from Cleveland State University and a B.S. Degree in Chemistry from St. Francis College (PA).

Jeff Savino joins EnviroSystems as the Vice President of Marketing & Sales. Mr. Savino has nearly thirty years of proven experience in medical marketing and sales, spanning from small to large corporations. His background includes, new product introductions, operations experience, and international commerce and business Most recently he built and managed a national distribution network at Boehringer Labs. Previously, Mr. Savino held a number of responsible positions in his ten years of service with STERIS Corporation, including Vice President, International Health Care, Latin American Operations. His marketing and sales career began with Baxter. Mr. Savino holds a B.S. Degree in Biology from City University of New York.

“I am more than pleased that Paul and Jeff have joined EnviroSystems”, stated Mr. Breedlove. “The addition of two managers of the caliber and experience of these gentlemen is a tremendous start to building EnviroSystems. I worked with both Paul and Jeff for many years and the opportunity to work with them again at EnviroSystems is especially gratifying.”

About Telecomm Sales Network:

Telecomm Sales Network, Inc., through its indirect wholly-owned subsidiary EnviroSystems, manufactures and distributes hospital-grade cleaning and disinfecting liquids that it believes help prevent the spread of infectious diseases without harmful effects to people, equipment or the environment.

EnviroSystems is focused on infection prevention technologies that position the company in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made.

Forward Looking Statements:

This release contains forward-looking statements, which reflect Telecomm’s expectation or belief concerning future events that involve risks and uncertainties. Telecomm can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Telecomm’s expectations, including, but not limited to the Telecomm’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, need for regulatory approvals, and other factors discussed in Telecomm’s periodic filings with the Securities and Exchange Commission. Forward-looking statements are qualified in their entirety by the above cautionary statement. Telecomm assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact Information:

J. Lloyd Breedlove
President & CEO
Telecomm Sales Network, Inc.
Phone: 408.566.0100
Email: jbreedlove@envirosi.com
Website: www.envirosi.com